Exhibit 99.2

Computershare Trust Company, N.A. PO Box 505000 Louisville, KY 40233-5000 Within USA, US territories & Canada Outside USA, US territories & Canada 866 230 0668 201 680 6578 www.computershare.com TEST NAME 111BB 250 ROYALL STREET TAMPA FL 33625 Holder Account Number C0000000000 I N D *C0000000000* *C0000000000* Computershare PO Box 505000 Louisville, KY 40233-5000 Please return completed form to: A V B 001CS0003.sam.114859_-1/000113/000194 N *I00011301* Dividend Reinvestment Plan - Enrollment Form

Privacy Notice At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans, direct registration services and/or custody services, we receive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (residential and mailing), social security number, bank account information, stock ownership information, date of birth, government-issued identification number, and other financial information. With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third-party except as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal information. Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very seriously. OOH06A (Rev. 7/12)